LAW OFFICES OF BYRON THOMAS

3275 S. JONES BLVD. STE.104

LAS VEGAS, NV 89146

TELEPHONE: 702-747-3103	BYRON E. THOMAS, ESQ.
EMAIL: byronthomaslaw@gmaiI.com	NEVADA BAR No. 8906

July 13, 2022

To: Board of Directors, Omega Resources, Inc.

Re: Registration Statement on Form I-A (the “Registration Statement”)

Board Members:

You have requested our opinion as counsel for Omega Resources, Inc., a Colorado corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, pursuant to Regulation A, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 22,500,000 shares of common stock issuable in connection with the Company’s Offering Statement provided under Regulation A.

In connection with that request, we have examined the Company’s Offering Statement pursuant to Regulation A, and filed with the Securities and Exchange Commission on or about July 13, 2022 (the “Offering Circular”). We further have examined the Articles of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereinafter expressed. Based on the foregoing, we are of the opinion that the issue and sale of the Company Shares to be sold pursuant to the terms of the Registration Statement as filed with the Securities and Exchange Commission have been duly authorized and, upon the sale thereof in accordance with the terms and conditions of the Registration Statement be validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an Exhibit to the Offering Statement.

Kind Regards,

/s/ Byron E. Thomas

Byron E. Thomas, Esq.